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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

METHODE ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-2090085

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)
7401 West Wilson Avenue, Chicago, Illinois	60706

(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered NONE	Name of each exchange on which each class is registered NONE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.     ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.     ☒

Securities Act registration statement file number to which this form relates: NOT APPLICABLE.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.50 per share (formerly Class A Common Stock, par value $.50 per share)
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

        Methode Electronics, Inc., a Delaware corporation ("Registrant"), hereby amends the Registration Statement on Form 8-A filed by the Registrant with the Securities and Exchange Commission (the "Commission") on October 12, 1982.

Item 1.    Description of Registrant's Securities to be Registered.

        This registration statement relates to the registration with the Commission of shares of common stock, par value $.50 per share (the "Common Stock"), of the Registrant.

        Prior to January 8, 2004, the Registrant had two classes of common stock, Class A common stock, par value $.50 per share ("Class A Common Stock"), and Class B common stock, par value $.50 per share ("Class B Common Stock"). On January 8, 2004, Registrant's stockholders approved, and Registrant effected, a merger (the "Merger") of its wholly owned subsidiary, Methode Merger Corporation, with and into Registrant, pursuant to which each share of Class B Common Stock was converted into the right to receive $23.55 per share in cash, without interest, and each share of Class A Common Stock was converted into one share of new Common Stock. Registrant's certificate of incorporation was amended in connection with the Merger. In addition, after the Merger was effective, the Registrant's board of directors approved amendments to the Registrant's by-laws.

        The description of the Common Stock registered hereunder and related rights is set forth under the headings "Description of New Common Stock" and "Comparison of Stockholder Rights" on pages 83 through 85 of Registrant's Definitive Proxy Statement filed with the Commission on December 2, 2003 and is incorporated herein by reference. The description of the Common Stock and related rights is qualified in its entirety by reference to Registrant's certificate of incorporation, as amended, which was filed with the Commission as part of Annex A to the Definitive Proxy Statement on December 2, 2003, and by Registrant's by-laws, amended and restated as of January 8, 2004, which was filed with the Commission as an exhibit to Form 8-K on January 9, 2004, and are incorporated herein by reference.

        Also, on January 8, 2004, the Board of Directors of the Registrant declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock outstanding on January 18, 2004 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Registrant one ten-thousandth of a share of Series A Junior Participating Preferred Stock, par value $100.00 per share (the "Preferred Shares"), of the Registrant, at a price of $65.00 per one ten-thousandth of a Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement between the Registrant and Mellon Investor Services LLC, as Rights Agent, which was filed with the Commission as Exhibit 2.1 to Form 8-A on January 8, 2004, and is incorporated herein by reference.

Item 2.    Exhibits.

  2.1
  Restated Certificate of Incorporation of Methode Electronics, Inc. (incorporated herein by reference to Annex A to the Definitive Proxy Statement filed with the Commission on December 2, 2003).

  2.2
  By-Laws of Methode Electronics, Inc. Amended and Restated as of January 8, 2004 (incorporated herein by reference to Exhibit 99.1 to Form 8-K filed with the Commission on January 9, 2004).

  2.3
  Certificate of Merger Merging Methode Merger Corporation into Methode Electronics, Inc., filed with the State of Delaware on January 8, 2004 (filed herewith).

  2.4
  Specimen of Common Stock Certificate (to be filed by amendment).

  2.5
  Rights Agreement dated as of January 8, 2004 between Methode Electronics, Inc. and Mellon Investor Services LLC, which includes as Exhibit A thereto, the Certificate of Designation of Series A Junior Participating Preferred Stock of Methode Electronics, Inc.; as Exhibit B thereto, the Form of Right Certificate; as Exhibit C thereto, the Summary of Rights to Purchase Preferred Shares (incorporated herein by reference to Exhibit 2.1 to Form 8-A filed with the Commission on January 8, 2004).

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: January 9, 2004
METHODE ELECTRONICS, INC.
	By:	/s/ DOUGLAS A. KOMAN Douglas A. Koman Vice President, Corporate Finance

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INFORMATION REQUIRED IN REGISTRATION STATEMENT
SIGNATURE